FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2015
Financial Results

First Quarter 2015 Highlights:

▪	Net Revenue increased to $840.5 million; 31.0% over first quarter of 2014

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $28.1 million; $49.4 million after adjustments

▪	Diluted net earnings per share of $0.38; Adjusted EPS of $0.68

▪	Adjusted EBITDA increased 24.4% to $89.3 million
2015 Outlook:

▪	Projected 2015 net revenue growth increased to a range of 19.0% to 21.0%; Adjusted EBITDA margin remains between 10.5% and 11.0%

KNOXVILLE, Tenn. - May 5, 2015 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), a leading provider of outsourced physician staffing solutions for hospitals in the United States, today announced results for its first quarter of 2015.
"We are extremely pleased with our financial results as we generated another quarter of double digit revenue, earnings and Adjusted EBITDA growth. These results reflect a record top line performance for the Company, with strong momentum and performance delivered across all of our growth drivers,” said TeamHealth President and Chief Executive Officer, Mike Snow.
"First quarter consolidated revenue growth was driven by positive contributions from acquisitions, same contract results, and net new contract sales.  The company benefited from the significant number of transactions closed in 2014, as the financial performance of our recent acquisitions contributed the largest element of our revenue increase in the quarter. In addition, we experienced robust patient volume growth and continued to see a reduction in the percentage of uninsured patients that helped contribute to strong same contract performance. Net new contracts were the third largest contributor to our revenue growth, as hospitals and physician groups are increasingly turning to TeamHealth for our best in class healthcare solutions. These results reflect our integrated and complementary approach to achieving our financial targets.
"As a result of our financial performance in the first quarter, and our current expectations about operating trends and growth opportunities for the remainder of the year, we have increased our estimates for net revenue growth for fiscal year 2015 to range between $3.36 billion and $3.41 billion, reflecting an annual growth rate of 19.0% to 21.0%. We continue to target an Adjusted EBITDA margin of between 10.5% and 11.0%.  We remain confident in our ability to execute in the current environment and provide support to our affiliated clinicians and hospital partners while achieving our operational and financial goals for 2015," concluded Mr. Snow.
 2015 First Quarter Results
Net revenue increased 31.0% to $840.5 million from $641.7 million in the first quarter of 2014. Acquisitions contributed 20.0%, same contract revenue contributed 7.0%, and net sales growth contributed 3.9% of the increase in quarter-over-quarter growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 5.3% of overall net revenue growth between quarters.
Same contract revenue increased $44.9 million, or 7.5%, to $645.3 million from $600.4 million in the first quarter of 2014. A 9.1% increase in same contract volumes, supported by increased flu activity in the quarter, contributed 6.6% to same contract growth while an increase of 1.0% in estimated collections on fee for service visits provided a 1.0% increase in same contract revenue growth between quarters. The increase in estimated collections per visit was constrained by a reduction in Medicaid parity revenue and lower patient acuity in the current quarter. Contract and other revenue reduced same contract revenue growth between quarters by 0.1%. Acquisitions contributed $128.6 million of revenue growth and net new contract revenue increased by $25.3 million between quarters. The benefit from Medicaid parity revenue recognized in the first quarter of 2015 was $1.5 million, of which $1.0 million is same contract revenue. The first quarter of 2014 Medicaid parity revenue was $8.8 million, of which $8.5 million is same contract. The decline in parity revenue between periods constrained consolidated revenue growth by 1.1% and same contract revenue growth by 1.2% between quarters.

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$447,074	$492,660	10.2%	7.1%
Contract and other revenue	153,282	152,612	(0.4)%	(0.1)%
Total same contracts	600,356	645,272	7.5%	7.0%
New contracts, net of terminations:
Fee for service revenue	18,418	47,220	156.4%	4.5%
Contract and other revenue	20,893	17,398	(16.7)%	(0.5)%
Total new contracts, net of terminations	39,311	64,618	64.4%	3.9%
Acquired contracts:
Fee for service revenue	1,854	110,317	5,850.2%	16.9%
Contract and other revenue	129	20,277	15,618.6%	3.1%
Total acquired contracts	1,983	130,594	6,485.7%	20.0%
Consolidated:
Fee for service revenue	467,346	650,197	39.1%	28.5%
Contract and other revenue	174,304	190,287	9.2%	2.5%
Total net revenue	$641,650	$840,484	31.0%	31.0%
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended March 31,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	2,661	2,903	9.1%
New and acquired contracts, net of terminations	136	921	577.2%
Total fee for service visits and procedures	2,797	3,824	36.7%
Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") for the quarter were $28.1 million, or $0.38 diluted net earnings per share, compared to net earnings of $23.8 million, or $0.33 diluted net earnings per share, in the first quarter of 2014. The financial results for the first quarter of 2015 included $7.9 million of contingent purchase and other acquisition compensation expense ($6.8 million after-tax), and non-cash amortization expense of $20.3 million ($14.5 million after-tax). Excluding these items, net earnings for the first quarter of 2015 would have been $49.4 million and Adjusted EPS would have been $0.68 per share. Financial results for the first quarter of 2014 included $10.1 million of contingent purchase and other acquisition compensation expense ($7.0 million after-tax), and non-cash amortization expense of $11.1 million ($7.5 million after-tax). Excluding these items, net earnings for the first quarter of 2014 would have been $38.3 million and Adjusted EPS would have been $0.54 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended March 31,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	71,430		72,885
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$23,845	$0.33	$28,054	$0.38
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(3,181) and $(1,071) for 2014 and 2015, respectively	6,963	0.10	6,833	0.09
Amortization expense, net of tax of $(3,588) and $(5,756) for 2014 and 2015, respectively	7,538	0.11	14,521	0.20
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$38,346	$0.54	$49,408	$0.68
Cash flow provided by operations for the quarter was $2.5 million compared to $34.2 million in the first quarter of 2014. There were $3.9 million of contingent purchase payments made in the first quarter of 2015 and $0.1 million contingent purchase payments in 2014. Excluding the impact of the contingent purchase payments in 2015 and 2014, operating cash flows were $6.4 million in 2015 compared to $34.2 million in 2014. The reduction in operating cash flow in the first quarter of 2015 reflects an increased level of accounts receivable funding associated with growth in the number of new and acquired contracts as well as an increase in the funding of benefit and incentive plans when compared to the prior year. As of March 31, 2015, net accounts receivable were $549.6 million compared to $500.6 million as of December 31, 2014. Net days in accounts receivable were 60.0 days compared to 59.0 days at December 31, 2014.
Adjusted EBITDA for the quarter increased 24.4% to $89.3 million from $71.8 million in the first quarter of 2014, and Adjusted EBITDA margin was 10.6% in 2015 compared to 11.2% in 2014. Excluding the impact of Medicaid parity in both periods (assuming an Adjusted EBITDA margin of approximately 70% on parity revenue), Adjusted EBITDA margin would have been 10.5% in the first quarter of 2015 and 10.4% in 2014. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended March 31,
	2014	2015
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$23,845	$28,054
Interest expense, net	3,408	3,989
Provision for income taxes	16,018	21,155
Depreciation	4,571	5,573
Amortization	11,126	20,277
Other (income) expenses, net(a)	(2,161)	(3,280)
Contingent purchase and other acquisition compensation expense(b)	10,144	7,904
Transaction costs(c)	1,018	1,086
Equity based compensation expense(d)	2,974	3,543
Insurance subsidiaries interest income	500	504
Severance and other charges	348	518
Adjusted EBITDA	$71,791	$89,323

a.	Reflects gain or loss on disposal of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

d.	Reflects costs related to equity awards granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan.
As of March 31, 2015, the Company had cash and cash equivalents of approximately $17.4 million and total outstanding debt of $820.0 million. The outstanding debt as of March 31, 2015 includes borrowings under its revolving credit facility in the amount of $227.5 million incurred to fund the Company's recently completed acquisitions. As of March 31, 2015 the Company had $422.5 million of available borrowings under its revolving credit facilities (without giving effect to $7.4 million of undrawn letters of credit).

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2014	March 31, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,094	$17,369
Accounts receivable, less allowance for uncollectibles of $409,851 and $440,782 in 2014 and 2015, respectively	500,633	549,582
Prepaid expenses and other current assets	46,469	42,353
Receivables under insured programs	23,623	21,868
Income tax receivable	8,935	—
Total current assets	599,754	631,172
Insurance subsidiaries' and other investments	112,946	111,539
Property and equipment, net	62,117	65,566
Other intangibles, net	341,194	333,961
Goodwill	724,979	748,068
Deferred income taxes	21,113	23,881
Receivables under insured programs	50,625	54,592
Other	61,994	58,060
	$1,974,722	$2,026,839
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,616	$46,112
Accrued compensation and physician payable	283,033	240,728
Other accrued liabilities	153,137	151,716
Income tax payable	—	6,126
Current maturities of long-term debt	227,750	250,000
Deferred income taxes	38,272	37,785
Total current liabilities	742,808	732,467
Long-term debt, less current maturities	577,500	570,000
Other non-current liabilities	231,778	252,623
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 71,283 and 71,806 shares issued and outstanding at December 31, 2014 and March 31, 2015, respectively)	713	718
Additional paid-in capital	696,996	717,072
Accumulated deficit	(278,855)	(250,801)
Accumulated other comprehensive earnings	1,695	1,668
Team Health Holdings, Inc. shareholders' equity	420,549	468,657
Noncontrolling interests	2,087	3,092
Total shareholders' equity including noncontrolling interests	422,636	471,749
	$1,974,722	$2,026,839

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended March 31,
	2014	2015
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$1,104,173	$1,398,289
Provision for uncollectibles	462,523	557,805
Net revenue	641,650	840,484
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	501,280	663,465
Professional liability costs	20,295	26,618
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $10,144 and $7,904 in 2014 and 2015, respectively)	62,177	73,562
Other (income) expenses, net	(2,161)	(3,280)
Depreciation	4,571	5,573
Amortization	11,126	20,277
Interest expense, net	3,408	3,989
Transaction costs	1,018	1,086
Earnings before income taxes	39,936	49,194
Provision for income taxes	16,018	21,155
Net earnings	23,918	28,039
Net earnings (loss) attributable to noncontrolling interests	73	(15)
Net earnings attributable to Team Health Holdings, Inc.	$23,845	$28,054

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.34	$0.39
Diluted	$0.33	$0.38
Weighted average shares outstanding
Basic	69,835	71,372
Diluted	71,430	72,885

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $325 and $3 for 2014 and 2015, respectively	602	(27)
Comprehensive earnings	24,520	28,012
Comprehensive earnings (loss) attributable to noncontrolling interests	73	(15)
Comprehensive earnings attributable to Team Health Holdings, Inc.	$24,447	$28,027

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Three Months Ended March 31,
	2014	2015
	(In thousands)
Operating Activities
Net earnings	$23,918	$28,039
Adjustments to reconcile net earnings:
Depreciation	4,571	5,573
Amortization	11,126	20,277
Amortization of deferred financing costs	253	363
Equity based compensation expense	2,974	3,543
Provision for uncollectibles	462,523	557,805
Deferred income taxes	(1,937)	(4,438)
Gain on sale of assets	(1,842)	(400)
Equity in joint venture income	(927)	(776)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(475,070)	(605,809)
Prepaids and other assets	7,357	4,692
Income tax accounts	12,039	15,061
Accounts payable	(59)	6,246
Accrued compensation and physician payable	(27,648)	(39,920)
Contingent purchase liabilities	8,724	4,003
Other accrued liabilities	2,192	1,416
Professional liability reserves	5,979	6,862
Net cash provided by operating activities	34,173	2,537
Investing Activities
Purchases of property and equipment	(5,919)	(9,832)
Sale of property and equipment	2,776	—
Cash paid for acquisitions, net	(2,454)	(33,296)
Proceeds from the sale of investments	—	6,191
Net proceeds from disposition of assets held for sale	—	19
Purchases of investments at insurance subsidiaries	(11,975)	(19,081)
Proceeds from investments at insurance subsidiaries	8,344	18,267
Net cash used in investing activities	(9,228)	(37,732)
Financing Activities
Payments on notes payable	(4,063)	(3,750)
Proceeds from revolving credit facility	27,500	304,500
Payments on revolving credit facility	(27,500)	(286,000)
Contributions from noncontrolling interests	—	1,020
Proceeds from exercise of stock options	1,949	9,574
Tax benefit from exercise of stock options	1,441	7,126
Net cash (used in ) provided by financing activities	(673)	32,470
Net increase (decrease) in cash and cash equivalents	24,272	(2,725)
Cash and cash equivalents, beginning of period	32,331	20,094
Cash and cash equivalents, end of period	$56,603	$17,369
Supplemental cash flow information:
Interest paid	$3,659	$4,322
Taxes paid	$4,437	$704

-continued-

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Financial Supplement and Conference Call
The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.teamhealth.com. As previously announced, TeamHealth will hold a conference call tomorrow, May 6, 2015, to discuss its first quarter 2015 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13607616. The replay will be available until May 13, 2015.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is a leading provider of outsourced physician staffing solutions for hospitals in the United States. Through its 21 regional locations and multiple service lines, TeamHealth's more than 13,000 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 990 civilian and military hospitals, clinics, and physician groups in 47 states. In 2015, TeamHealth was named among "The World's Most Admired Companies" by Fortune Magazine and among "150 Great Places to Work in Healthcare" by Becker's Hospital Review. In 2014, TeamHealth was named among "America's 100 Most Trustworthy Companies" by Forbes magazine. The term "TeamHealth" as used throughout this release includes TeamHealth and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.